Exhibit 10.27

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN

OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL.

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License Agreement

[***]

This License Agreement (this “Agreement”) is entered into as of the date of last signature (the “Effective Date”) by the Bill & Melinda Gates Medical Research Institute, a nonprofit research institution organized under the laws of the state of Washington with its principal offices located at One Kendall Square, Building 600, Suite 6-301, Cambridge, MA 02139 (the “Gates MRI”), and Atreca, Inc., a corporation organized under the laws of Delaware with its principal offices located at 835 Industrial Road, Suite 400, San Carlos, CA 94070 (“Atreca”). The Gates MRI and Atreca are also collectively referred to herein as the “Parties” or individually as a “Party.”

Background

A.

The Gates MRI is a wholly-owned subsidiary of the Bill & Melinda Gates Foundation (the “Foundation”) and a Foundation-funded entity. The Gates MRI’s charitable purposes include the promotion of health by accelerating the development of lifesaving and low-cost drugs, vaccines, therapeutics, and diagnostics including in the fields of malaria, tuberculosis, and enteric diseases, and the broad dissemination of knowledge and information, and of products at an affordable price, to benefit populations within developing countries (“Global Access”).

B.

The Foundation and Atreca are parties to the Side Letter, dated June 28, 2012, (as amended January 9, 2014, June 9, 2014, and August 21, 2015) under which the Foundation provided funding to Atreca to support the development of certain Atreca technology related to identification of functional antibodies generated in an immune response through use of DNA barcoding (the “Side Letter”).

C.

The Foundation and Atreca are parties to the Master Services Agreement, dated February 1, 2013, under which Atreca agreed to perform certain services for the Foundation, including using Atreca’s platform technology to rapidly identify the repertoire of functional antibodies generated in an immune response related to certain diseases and conditions of interest and research facilitation translation of the identified repertoire of functional antibodies into one or more clinical candidates for prophylaxis and/or therapy (the “MSA” and, together with the Side Letter, the “Existing Agreements”).

D.

Atreca has rights to the Atreca Antibodies (as defined below). In furtherance of the Gates MRI’s charitable purposes and Global Access, and consistent with rights granted to the Foundation and Foundation-funded entities pursuant to the Existing Agreements, Atreca desires to grant to the Gates MRI certain rights to develop and commercialize Atreca Antibodies for the prevention and treatment of malaria caused by infection with Plasmodium falciparum (“Malaria”).

In consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties hereby agree as follows:

Agreement

1.Definitions. Each capitalized term used in this Agreement has the meaning given to it in this Section 1 or elsewhere in this Agreement.

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1.1“Affiliates” means, with respect to a Person, any Person that now or hereafter controls, is controlled by, or is under common control with that first Person. For purposes of this definition only, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through acquisition, ownership of voting securities, or by contract relating to voting rights or corporate governance, or (b) ownership, directly or indirectly, of more than 50% of the outstanding voting securities or other ownership interests of that Person. A Person is deemed to be an Affiliate only as long as such control exists.

1.2“Atreca Antibodies” means (a) Atreca’s monoclonal antibodies [***], (b) the [***] set forth on Schedule 3 and (c) the amino acid sequences of those antibodies described in the foregoing subclauses ((a) and (b)).

1.3“Atreca Biological Materials” means any and all biological materials embodying or derived from the Atreca Antibodies[***].

1.4“Commercialization” means any and all activities related to the commercialization of pharmaceutical products, including marketing, promoting, importing, distributing, offering for sale, or selling of pharmaceutical products (directly or indirectly through multiple levels of distribution), seeking pricing and reimbursement approvals for a pharmaceutical product, if applicable, preparing, distributing and otherwise publishing advertising and promotional materials, and all interactions and correspondence with a Regulatory Authority following Regulatory Approval of a pharmaceutical product. When used as a verb, “Commercialize” means to engage in Commercialization.

1.5“Control” or “Controlled”  means, with respect to any Patents, other Intellectual Property Rights, Information, Atreca Biological Materials or Gates MRI Biological Materials, that a Party has the legal authority or right (whether by ownership, license or otherwise, other than pursuant to a license granted to such Party under this Agreement) to grant a license, sublicense, access, or right to use (as applicable) under such Patents or other Intellectual Property Rights, or with respect to such Information, Atreca Biological Materials or Gates MRI Biological Materials, to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without breaching the terms of any agreement with a third party.

1.6“Development” means any and all activities related to the development and Regulatory Approval of pharmaceutical products, including pre- and post-Regulatory Approval research, preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies including phase I, phase II, phase III and pricing studies, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis, and report writing with respect to pharmaceutical products. When used as a verb, “Develop” means to engage in Development.

1.7“Gates MRI Biological Materials” means any and all biological materials embodying or derived from the Atreca Antibodies, including [***].

1.8“Information” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), amino acid sequences, processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, and know-how, whether or not patentable, including pharmacology, toxicology, drug stability, chemistry, manufacturing and controls (CMC) data, Manufacturing and formulation methodologies and techniques, quality systems information, clinical and non-clinical safety and efficacy studies and data, analytical data (such as clone characterization data and expression level data), absorption, distribution, metabolism and excretion studies and data, and regulatory information, filings, and supporting data.

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1.9“Intellectual Property Rights” means (a) Patents; (b) rights in Information, trade secret and similar rights; (c) copyrights and related rights (including database rights); and (d) any similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world and any applications for any of the foregoing. Intellectual Property Rights does not include any rights with respect to Trademarks.

1.10“Licensed Field” means the prevention, treatment, amelioration, or mitigation of Malaria.

1.11“Licensed Patents” means all Patents that are Controlled by Atreca or its Affiliates as of the Effective Date or during the term of this Agreement that are reasonably necessary or useful for (including any Patents that would be infringed, absent a license, by) the Development, Manufacture, or Commercialization of Licensed Products in the Licensed Field, including the Patents listed on Schedule 1 attached hereto.

1.12“Licensed Product” means any preparation, substance, or formulation containing any Atreca Antibody (but excluding any improvements, modifications, or derivatives directly to the Atreca Antibodies), in any and all dosage forms and modes of administration, alone or in combination with other compounds or drug delivery technology or ingredients.

1.13“Licensed Know-How” means all Information and all Intellectual Property Rights (other than Patents) that are Controlled by Atreca or its Affiliates as of the Effective Date or during the term of this Agreement that are reasonably necessary or useful for the Development, Manufacture, or Commercialization of Licensed Products in the Licensed Field, and Atreca Biological Materials provided to Gates MRI under Section 4.1(b).

1.14“Manufacture,” “Manufactured” or “Manufacturing” means any and all activities related to the production, packaging, testing, and labeling of pharmaceutical products.

1.15“Patents” means United States and foreign patents and similar rights and applications for patents and similar rights, including provisional applications, continuations, continuations-in-part, divisionals, reissues, renewals, extensions, and modifications thereof.

1.16“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or entity.

1.17“Regulatory Approval” means the approval and authorization by a Regulatory Authority in a country necessary to Develop, Manufacture, or Commercialize a pharmaceutical product in that country, including pricing and reimbursement approval, where applicable.

1.18“Regulatory Authority” means any international, national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity in each country of the world involved in the granting of Regulatory Approval for a pharmaceutical product.

1.19“Regulatory Submission” means applications for Regulatory Approval, notification, and other submissions (including any correspondence) made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture, or Commercialize a pharmaceutical product in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include investigative new drug applications and new drug applications, and other filings or applications for Regulatory Approval, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and submissions pertaining to proposed labels, labeling, package inserts, monographs, and packaging for pharmaceutical products.

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1.20“Right of Reference” has the meaning given to it in 21 C.F.R. § 314.3(b) and any similar foreign regulations permitting reference to any Regulatory Submissions and underlying Information.

1.21“Territory” means the countries set forth on Schedule 2. The Parties may amend the Territory to include other countries that, as of the date on which the Licensed Product obtains WHO prequalification, are eligible for support by Gavi, the Vaccine Alliance (formerly known as Global Alliance for Vaccines and Immunizations), or are identified by the Malaria Vaccine Advisory Committee (MALVAC) of the WHOas Malaria-endemic countries. Any such amendment will be subject to the Parties’ mutual written agreement.

1.22“Trademarks” means trademarks, service marks, trade names, and similar rights with respect to indicia of source or origin.

2.License.

2.1License Grant.  Atreca hereby grants, on its own behalf and on behalf of its Affiliates, to the Gates MRI a limited, non-exclusive, perpetual and irrevocable (except as set forth in Section 10), sublicensable (solely in accordance with Section 2.2), royalty-free, fully paid-up license under and with respect to the Licensed Patents and the Licensed Know-How to (a) Develop, anywhere in the world, Licensed Products for use in the Licensed Field, (b) Manufacture and have Manufactured Licensed Products (and any ingredients thereof, including the Atreca Antibodies) anywhere in the world for use in the Licensed Field, and (c) Commercialize Licensed Products in the Licensed Field in the Territory. For clarity, the license granted by Atreca to the Gates MRI under the Licensed Patents or Licensed Know-How in this Section 2.1 [***].

2.2Sublicense.  Subject to the terms and conditions of this Agreement, the Gates MRI has the right to grant sublicenses of any or all of the rights granted to it under Section 2.1 to (a) its Affiliates, and (b) partners and contractors to conduct activities in furtherance of the Development, Manufacture, and Commercialization of the Licensed Products in the Licensed Field, and with respect to Commercialization, in the Territory. Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and shall not impose any obligation or liability on Atreca. As between the Parties, the Gates MRI remains responsible for compliance with its obligations under this Agreement, including for acts or omissions of its sublicensees that result in a failure to comply with such obligations.

2.3No Implied License.  Except as expressly set forth herein, neither Party shall acquire any license, right or other interest pursuant to this Agreement, whether by implication or otherwise, under any Intellectual Property Rights of the other Party.

2.4Negative Covenant. The Gates MRI agrees that it will not, and will not authorize any of its Affiliates and sublicensees to, [***]. For clarity, the foregoing does not restrict the Gates MRI (or its Affiliates or sublicensees) from using or practicing any Information or biological materials that are not Confidential Information of Atreca (subject to Section 6.3) or otherwise not proprietary to Atreca (for clarity, any Licensed Patents will be considered proprietary to Atreca).

3.Development, Manufacture, and Commercialization; Regulatory Matters

3.1Development, Manufacture and Commercialization. The Gates MRI will fund and control, and make all final decisions with respect to, the Development, Manufacture, and Commercialization of the Licensed Products for use in the Licensed Field in the Territory in its discretion and at its own cost and expense, including preclinical and clinical Development and regulatory activities. Atreca will reasonably cooperate with the Gates MRI and its sublicensees and contractors to facilitate the conduct of such activities.

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3.2Contractors. Each Party may engage contractors in its discretion in connection with the Development, Manufacture, and Commercialization of the Atreca Antibodies and Licensed Products under this Agreement, provided that such contractors are subject to terms and conditions consistent with those of this Agreement. As between the Parties, each Party remains responsible for compliance with its obligations under this Agreement, including for acts or omissions of its contractors that result in a failure to comply with such obligations.

3.3Regulatory Matters. Regulatory strategy [***]. As between the Parties, the Gates MRI will be solely responsible for conducting all activities relating to obtaining Regulatory Approvals with respect to the Licensed Product in the Licensed Field in the Territory, including preparing and submitting Regulatory Submissions and attending meetings with Regulatory Authorities. The Gates MRI will own all right, title, and interest in all Regulatory Submissions and Regulatory Approvals for the Licensed Products in the Licensed Field in the Territory.

3.4Joint Coordination Committee. Without limiting anything in this Section 3, the Parties will establish a joint coordination committee (“JCC”) with an equal number of representatives of both Parties.

(a)Functions. Through the JCC, the Gates MRI will keep Atreca reasonably informed of its progress in connection with the Development of the Licensed Product, including [***], and Atreca will keep the Gates MRI reasonably informed of any relevant developments pertaining to the Atreca Antibodies. The JCC will also facilitate data sharing as described in Section 4. For the avoidance of doubt, the JCC will not have the authority to amend or modify any term or condition of, or take any action inconsistent with, this Agreement, including any financial terms or obligations hereunder, which amendment or modification can only be made in accordance with Section 13.12.

(b)Meetings. The JCC will meet (in person or by telephone conference) as agreed by the Parties throughout the term of this Agreement. Each Party will appoint a key contact from its JCC representatives (“Contact Manager”) to serve as liaisons for the Parties. The JCC will keep minutes of all meetings and the Parties will alternate responsibility for the preparation of minutes of each JCC meeting. The Contact Manager for each Party will review and approve all JCC meeting minutes. Each Party will bear its own costs and expenses incurred in connection with its participation in JCC meetings.

(c)Written Reports. The Gates MRI will provide Atreca with a written report [***] within [***] days of the [***] of the Effective Date documenting the progress made with respect to the Development of the Licensed Product.

4.Biological Materials; Data Sharing

4.1Biological Materials.

(a)[***] Work. The Parties acknowledge that [***] has possession of and access to certain Atreca Antibody materials [***], and that, under a separate written agreement between Atreca and [***], [***] has performed and is performing services and Development activities pertaining to the Atreca Antibodies [***] (“[***] Work”).

(b)Access to Atreca Biological Materials. In order to enable the Gates MRI to exercise its rights hereunder, Atreca hereby authorizes [***] to provide the Gates MRI with access to any and all Atreca Biological Materials. Atreca will confirm such authorization in writing (including by email) if requested by the Gates MRI or [***]. For clarity, Atreca will not be directly responsible for any supply failure of such Atreca Biological Materials by [***]. The Gates MRI may use and permit its collaboration

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partners and other sublicensees (including [***]) and contractors to use such Atreca Biological Materials [***] in connection with the exercise of its and their rights pursuant to this Agreement.

4.2Shared Data. Each Party will share, on an ongoing basis during the term of this Agreement, and subject to any additional terms that may reasonably be required (e.g., pertaining to safety, pharmacovigilance, confidentiality, or privacy), Information specifically relating to (i) the Atreca Antibodies and their Development or Manufacture, including Atreca Biological Materials or (ii) the Gates MRI Biological Materials (subject to availability), as applicable, which is Controlled by a Party or its Affiliates (collectively, “Shared Data”). Shared Data shall include Regulatory Submissions related to the Licensed Product, provided that the Gates MRI shall only be required to share [***] upon Atreca’s written request and only if Atreca is [***] with actual or potential licensees, sublicensees or contractors [***] (“Atreca Sublicensees”). For the avoidance of doubt, [***] will be the only component of Shared Data that requires a written request. Gates MRI will share any Regulatory Submissions solely through a secure online data repository.

4.3Use of Shared Data.

(a)By the Gates MRI. The Gates MRI may use, and permit use by its sublicensees and contractors of, Atreca’s Shared Data solely in connection with the exercise of its and their rights pursuant to this Agreement and for no other purpose. Atreca hereby grants to the Gates MRI (which the Gates MRI may extend to its sublicensees and contractors) a Right of Reference to Regulatory Submissions (and underlying Information) submitted by or on behalf of Atreca (including those of its Affiliates and Atreca Sublicensees) to the extent necessary or useful for the exercise of the Gates MRI’s rights granted pursuant to this Agreement.

(b)By Atreca.

(i)Except as set forth in Sections (ii) and (iii), Atreca may use the Gates MRI’s Shared Data for internal research purposes only.

(ii)Upon Atreca’s written notice, notwithstanding anything to the contrary in Section (i) or Section 6, the Gates MRI will permit Atreca to share the Gates MRI’s Shared Data with potential Atreca Sublicensees and contractors under confidentiality terms no less restrictive than those of this Agreement, only for the limited purpose of evaluating whether to exercise the Commercial License (as set forth below).

(iii)Atreca and the Atreca Sublicensees and contractors may use and reference the Gates MRI’s Shared Data (including data generated prior to and including clinical trial applications (e.g., IND submissions or comparable applications to a Regulatory Authority if filed outside of the United States), clinical trial data, documents pertaining to the design or implementation of clinical studies, including the Trial Master File (TMF) or equivalent, and any Regulatory Submissions) and the Gates MRI Biological Materials generated, made, or produced by [***] or other third parties, as sublicensees of the Gates MRI hereunder, in each case subject to the terms of Sections 5.2 and 5.3, and any additional terms as described in Section 4.2, for commercial purposes (i.e., any purposes other than internal research purposes, including Development, Manufacture, and Commercialization of the Atreca Antibodies) outside the Territory (“Commercial License”). Atreca or the Atreca Sublicensee shall have the right to exercise the Commercial License at any time during the term of this Agreement by providing written notification to Gates MRI of the commencement and status of commercial Development efforts (including notification of any sublicense entered into by Atreca with an Atreca Sublicensee for purpose of exercising the Commercial License). In such event, the Gates MRI will, as applicable, (A) grant to Atreca a Right of Reference to the applicable Shared Data and Regulatory Submissions, and (B) authorize [***] or other third parties to supply

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the applicable Gates MRI Biological Materials to Atreca, subject to availability. For clarity, the Parties agree that any such Gates MRI Biological Materials will be stored by [***] and not by [***]. The Gates MRI will not be directly responsible for [***] such Gates MRI Biological Materials by [***].

(c)Atreca may, in connection with its exercise of the Commercial License, request that the Gates MRI cooperate in facilitating a technology transfer of CMC data related to the Licensed Products that is Controlled by the Gates MRI (“Gates MRI CMC Data”). In such event, the Gates MRI (or its contract manufacturer) will cooperate in transferring the Gates MRI CMC Data to Atreca in accordance with a CMC technology transfer plan to be mutually agreed by the Parties in writing (“CMC Technology Transfer”).

(d)Publication. All proposed publications pertaining to the Parties’ activities related to the Atreca Antibodies will be subject to the other Party’s right to review the publication to identify and request removal of any Confidential Information and request delay for patent filing purposes. The Party proposing to publish any such publication (“Publishing Party”) will provide the other Party (“Reviewing Party”) with a copy of any such publication at least [***] days prior to submission for publication. The Reviewing Party will review the proposed publication and notify the Publishing Party (where email is sufficient) if it determines that such publication (a) contains any of its Confidential Information or (b) contains any information regarding an invention for which the Reviewing Party desires to seek patent protection. In the event of (a), the Publishing Party will promptly remove any such Confidential Information prior to publication. In the event of (b), the Publishing Party will delay publication for [***] days (or such shorter period if agreed by the Reviewing Party) to permit the filing of patent applications by the Reviewing Party. All publications will be made under “open access” terms and conditions consistent with the Foundation’s Open Access Policy, currently available at https://www.gatesfoundation.org/How-We-Work/General-Information/Open-Access-Policy, which may be modified from time to time. The Gates MRI recognizes that Atreca has invested significant time under Foundation funded work streams to generate the Atreca Antibodies. The Gates MRI will make a good faith effort to include all interested Atreca authors in any publications pursued by the Gates MRI related to work with the Atreca Antibodies under the Existing Agreements.

5.Financial Terms

5.1No Payment by the Gates MRI. In furtherance of Global Access, the licenses and other rights granted to the Gates MRI hereunder are royalty-free and no payments will be owed to Atreca by the Gates MRI or its Affiliates, sublicensees, or contractors hereunder or otherwise on account of the Development, Manufacture, and Commercialization of Licensed Products in the Licensed Field in the Territory.

5.2Commercial License Royalties and Fees. If Atreca exercises the Commercial License, and in exchange for the rights granted pursuant thereto, Atreca will pay to the Gates MRI the following amounts:

(a)Royalties. Atreca shall pay the Gates MRI a running royalty of [***] percent ([***]%) of Net Sales of Licensed Products Developed or Manufactured using the Gates MRI Shared Data (each, a “Royalty Product”) during the Royalty Term.

(i)“Net Sales” means all amounts received, in whatever form, by Atreca, its Affiliates or Atreca Sublicensees (excluding distributors) from third party purchasers for the sale of Royalty Products, less the following deductions to the extent actually incurred or received [***]. If a single amount falls into more than one of the categories set forth in clauses [***] in the foregoing, such amount may not be deducted more than once. Notwithstanding the foregoing, Net Sales shall not include (A) amounts for

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Royalty Products distributed by Atreca or its Affiliates or Atreca Sublicensees for use in research or clinical trials, or (B) sales of Royalty Products at or below Atreca’s or its Affiliates’ or Atreca Sublicensees’ cost of manufacturing such Royalty Products for any patient access programs, compassionate use or named patient sales. If a Royalty Product is sold in the form of a combination product containing both a Royalty Product and one or more separate active ingredient that is not a Royalty Product (a “Combination Product”), the Net Sales of such Royalty Product shall be determined as follows: first, the actual Net Sales of such Combination Product shall be determined using the above provisions; then such amount shall be [***]. If the Royalty Product in such Combination Product is sold separately but any other active ingredient in such Combination Product is not sold separately, Net Sales shall be [***]. If the Royalty Product in such Combination Product is not sold separately but the other active ingredient in such Combination Product is sold separately, Net Sales shall be [***]. If neither such Royalty Product nor any other active ingredient in such Combination Product is sold separately, the adjustment to Net Sales shall be [***] to fairly reflect the relative value of the Royalty Product and the other active ingredient in the Combination Product.

(ii)“Royalty Term” means, on a Royalty Product-by-Royalty Product basis, the period of time starting on the date of the first commercial sale of such Royalty Product and continuing until the expiration of [***] years from the first commercial sale of such Royalty Product.

(b)Sublicense Revenue. [***] percent ([***]%) of all Sublicense Revenue. “Sublicense Revenue” means all consideration received, in whatever form (including [***]), by Atreca or its Affiliates from Atreca Sublicensees in consideration for the grant to an Atreca Sublicensee of any right to use any Gates MRI Shared Data to such Atreca Sublicensees for the Development and Commercialization of Royalty Products outside the Territory; provided that if the agreement with such Atreca Sublicensee also includes a grant of a license or other rights under [***] (other than any Intellectual Property Rights in the Atreca Antibodies or [***]), the total consideration shall be allocated by [***] based on a [***] of the fair market value, between the [***], on the one hand, and such [***], on the other hand, in order to determine the amount of such consideration that is subject to a Sublicense Revenue payment obligation under this Section 5.2(b).  For clarity, Sublicense Revenue does not include [***].

(c)Reports; Payment Terms. No later than [***] days after the end of each calendar quarter, Atreca will provide to the Gates MRI a detailed report setting forth the calculation of amounts owed under this Section 5.2 for such calendar quarter and the basis for such calculation, which report will be signed by an authorized representative of Atreca. Each such report will be accompanied by the payment of the amounts owed for the applicable reporting period. For the avoidance of doubt, calendar quarters will end on the last day of March, June, September, and December of each calendar year.

5.3CMC Technology Transfer Fees. In exchange for the CMC Technology Transfer, Atreca will pay to the Gates MRI [***] incurred by the Gates MRI or its Affiliates or contract manufacturer in connection with the CMC Technology Transfer. Details regarding such costs and the payment terms therefor will be mutually agreed to in writing and set forth in the CMC Technology Transfer plan.

5.4Audits. The Gates MRI will have the right, upon [***] days’ prior notice, to engage an independent certified public accountant reasonably acceptable to Atreca to conduct, during normal business hours, an audit of Atreca’s and its Affiliates’ records to verify the information contained in the reports provided pursuant to Section 5.2(c). Such audit may not (a) be conducted for any reports pertaining to any calendar quarter more than [***] years after the end of such calendar quarter, or (b) be conducted more than once with respect to such calendar quarter. Such accountant shall not disclose Atreca’s or its Affiliates’ Confidential Information to the Gates MRI, except to the extent such disclosure is necessary to verify the accuracy of such reports being audited.  Each such audit will be at the Gates MRI’s expense unless the audit

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reveals an underpayment of [***] percent ([***]%) or more in any calendar quarter of any sums due to the Gates MRI hereunder, in which case the costs of such audit will be borne by Atreca. Any amounts shown to be owed but unpaid, or overpaid and in need of refund, as the case may be, together with any interest owed thereon as set forth below, will be made to or refunded by the Gates MRI within [***] days of the accountant’s report.

5.5Interest. Without limiting the Gates MRI’s other rights and remedies under this Agreement, all sums owed or payable to the Gates MRI hereunder that are not paid when due will bear interest at the rate of [***] percent ([***]%) per month, or such lower rate as may be the maximum rate permitted under applicable law, from the original due date to the date paid in full.

5.6Taxes. In addition to all sums due to the Gates MRI hereunder, Atreca will be responsible for all taxes, levies, duties, tariffs, fees, assessments, deductions, charges, or fees imposed by any foreign, federal, state, and local authority (collectively “Taxes”) based upon any sales of products by Atreca, its Affiliates or Atreca Sublicensees, or payments made in connection with this Agreement. All sums due to the Gates MRI hereunder will be paid without deduction or withholding for or on account of any present or future Taxes. If Atreca is required by law to deduct or withhold any Taxes from any sums due hereunder, then [***].

6.Confidentiality

6.1Confidential Information. “Confidential Information” means any non-public Information disclosed by one Party, directly or through its Affiliates, sublicensees, or contractors (the “Disclosing Party”), to the other Party, directly or through its Affiliates, sublicensees, or contractors (the “Receiving Party”), in connection with this Agreement, including the Shared Data and any other scientific, technical, or business information, which information (a) is marked as “confidential” or “proprietary” if disclosed in tangible form, or (b) if disclosed orally or visually, is identified as being confidential at the time of disclosure and thereafter summarized in a writing marked as “confidential” or “proprietary” and delivered to the Receiving Party no later than [***] days after such disclosure, or (c) should reasonably be considered to be confidential or proprietary given the nature of the information and circumstances surrounding its disclosure.

6.2Restrictions on Use and Disclosure. The Receiving Party will not use Confidential Information of the Disclosing Party for any purpose other than to exercise its rights and perform its obligations under this Agreement (the “Purpose”). The Receiving Party will not disclose Confidential Information of the Disclosing Party to any other parties except as expressly permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those employees, trustees, directors, Affiliates, sublicensees, collaborators, and contractors of the Receiving Party who have a need to know such Confidential Information for the Purpose and who are bound by restrictions on use and disclosure under provisions no less strict than those required hereunder. To the extent that these confidentiality obligations conflict with any other rights under this Agreement, such other rights will prevail. The Receiving Party will maintain Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Upon any expiration or termination of this Agreement or upon the request of the Disclosing Party, the Receiving Party must return or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party and any copies thereof, except to the extent that the Receiving Party requires such Confidential Information to exercise any surviving rights under this Agreement.

6.3Exceptions. The restrictions on use and disclosure in this Agreement will not apply to any Information that (a) is already in the Receiving Party’s possession at the time of disclosure to the Receiving

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Party without an obligation of confidentiality owed to the Disclosing Party, as evidenced by prior written documentation of the Receiving Party; (b) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (c) is obtained by the Receiving Party from an unaffiliated third party without a duty of confidentiality owed to the Disclosing Party; or (d) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information as can be shown by documentary evidence. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party to its accountants, attorneys, financial advisors, actual or potential bona fide acquirers, or institutional non-strategic investors, and licensees, in each case subject to obligations of confidentiality comparable to those contained herein. This Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party will, if permitted under applicable law or judicial order, promptly notify the Disclosing Party to allow intervention (and will cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). The Receiving Party will advise the Disclosing Party in writing of any misappropriation or misuse of Confidential Information of such Disclosing Party of which the Receiving Party becomes aware.

6.4Equitable Relief. Each Party (as Receiving Party) acknowledges that the Disclosing Party considers its Confidential Information to contain trade secrets and other valuable proprietary information of the Disclosing Party and that any unauthorized use or disclosure of such Confidential Information would cause the Disclosing Party irreparable harm for which its remedies at law would be inadequate. Accordingly, each Party (as Receiving Party) acknowledges and agrees that the Disclosing Party will be entitled, in addition to any other remedies available to it at law or in equity, to seek the issuance of injunctive relief, without bond, enjoining any breach or threatened breach of the Receiving Party’s obligations hereunder with respect to the Confidential Information of the Disclosing Party.

6.5Existence of Agreement. The terms and details of this Agreement will constitute Confidential Information, although the existence of this Agreement is not Confidential Information, and the Parties may disclose to third parties the existence of this Agreement. Notwithstanding the foregoing, each Party hereto may disclose the terms of this Agreement as permitted in Section 6.2, and (a) to any Regulatory Authority or other governmental authority having jurisdiction and requiring such disclosure; (b) in response to a valid subpoena or as otherwise may be required by law; (c) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission (“SEC”), or any other filings, reports, or disclosures to the extent required under applicable laws or regulations; (d) subject to obligations of confidentiality comparable to those contained herein, to a Party’s accountants, legal counsel, tax advisors, and other financial and legal advisors with a reasonable need to know; (e) as required during the course of litigation; (f) subject to obligations of confidentiality comparable to those contained herein, to a third party or its legal or financial advisors in connection with a proposed merger, acquisition or similar transaction involving such Party or its assets, or license under Intellectual Property Rights that are the subject of rights granted hereunder; and (g) with the prior written consent of the other Party. In addition, each Party and its Affiliates may include the terms and details of this Agreement, including the name of the other Party, in its periodic public reports and may make that information available on its website and as part of public records, tax returns, and other similar public disclosures. Each Party may also file this Agreement with the SEC, or any national securities exchange, with such confidential treatment request redactions as determined by the Party filing the Agreement with notice reasonably in advance of such filing to the other Party and in consultation with the other Party, provided that the Party filing the Agreement shall make the final decision regarding such redactions.

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7.Warranties

7.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date (except where otherwise indicated):

(a)It is a corporation or nonprofit organization duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation.

(b)It has all necessary rights, power, and authority to enter into this Agreement and, in so doing, perform its obligations hereunder and grant the rights granted by it herein without violating any agreement with any other party.

(c)It has not entered, nor will it enter, into any agreement with a third party that conflicts with or would be breached or otherwise violated by (or would result in the loss of the ability to grant) (i) the rights granted to the other Party at any time under this Agreement, (ii) any other provision of this Agreement, or (iii) either Party’s performance of its obligations under this Agreement.

(d)It will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise conflict with the rights granted to the other Party under this Agreement.

7.2Additional Representations and Warranties of Atreca. Atreca represents and warrants to the Gates MRI that, as of the Effective Date (except where otherwise indicated):

(a)Atreca solely owns all right, title, and interest in and to the Atreca Antibodies; subject to [***]; provided that the representation made in this Section 7.2(a) does not address absence of infringement of any third party Patents;

(b)To the best of Atreca’s knowledge, the [***] of the Atreca Antibodies do not infringe any Intellectual Property Rights of any third party;

(c)Atreca is not subject to any agreement with a third party that [***] or its rights to practice the Licensed Patents licensed to the Gates MRI hereunder in the Territory, and its right and ability to perform its obligations under this Agreement;

(d)Neither the Atreca Antibodies nor any Licensed Patents are subject to, or were developed pursuant to any funding agreement with any government or government agency[***];

(e)Atreca has not received any written or oral claim of ownership, or inventorship from any third party (including, for this purpose, current or former officers, directors, employees, consultants, or personnel of Atreca or any predecessor) with respect to the Atreca Antibodies, or the Licensed Patents, and Atreca is not aware of any reasonable basis for any such claim;

(f)There are no challenges, oppositions, interferences, or other proceedings pending or, to Atreca’s knowledge, threatened with respect to the Licensed Patents or Atreca’s rights to the Atreca Antibodies;

(g)Atreca has disclosed all current licensees of rights with respect to the Atreca Antibodies to the Gates MRI and will disclose all future licensees to the Gates MRI as provided under Section 13.1;

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(h)Atreca has not received or brought any claim of infringement (including patent infringement) with respect to the Atreca Antibodies or the Licensed Patents; and

(i)To Atreca’s knowledge, all data, study results, and other Information relating to the Atreca Antibodies presented by Atreca to the Gates MRI prior to the Effective Date are [***], as of the time such data, study results, and other Information were or are presented to the Gates MRI.

(j)Atreca Controls the Patents listed on Schedule 1 hereto.

7.3EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

8.Indemnity

8.1Atreca’s Right to Indemnification. Subject to Section 8.3, the Gates MRI will (a) defend each of Atreca, its Affiliates, successors and assigns and their respective directors, officers, employees, and agents from and against any third party claim, action, suit, or proceeding (“Claim”) based on: (i) the Development, Manufacture, or Commercialization of Licensed Products by the Gates MRI or its Affiliates, agents, subcontractors, or sublicensees; (ii) the negligence or intentional misconduct of the Gates MRI or any of its agents or employees, or Affiliates, subcontractors or sublicensees, or (iii) any material breach by the Gates MRI or its Affiliates, agents, subcontractors or sublicensees of any term (including any material inaccuracy or other breach of any representation or warranty made by the Gates MRI) of this Agreement, except in each case ((i) through (iii)), to the extent that Atreca is obligated to indemnify the Gates MRI against such Claim pursuant to Section 8.2, and (b) pay any damages, costs, and expenses finally awarded against Atreca as a result of, and attributable to, such Claim.

8.2The Gates MRI’s Right to Indemnification. Subject to Section 8.3, Atreca will (a) defend each of the Gates MRI, its Affiliates, successors and assigns and their respective directors, trustees, officers, employees, and agents from and against any Claim based on: (i) the Development, Manufacture, or Commercialization of Licensed Products by Atreca or its Affiliates, agents, subcontractors, licensees or Atreca Sublicensees; (ii) the negligence or intentional misconduct of Atreca or any of its agents or employees or Affiliates, subcontractors, licensees or Atreca Sublicensees, or (iii) any material breach by Atreca or its Affiliates, agents, subcontractors, licensees or Atreca Sublicensees of any term (including any material inaccuracy or other breach of any representation or warranty made by Atreca) of this Agreement, except in each case ((i) through (iii)), to the extent that the Gates MRI is obligated to indemnify Atreca against such Claim pursuant to Section 8.1, and (b) pay any damages, costs, and expenses finally awarded against the Gates MRI as a result of, and attributable to, such Claim.

8.3Process for Indemnification. For purposes of Sections 8.1 and 8.2, the Party seeking indemnification will give prompt written notice to the indemnifying Party of any Claims that may give rise to any claim for which indemnification may be required under this Section 8, provided, however, that failure to give such notice will not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially and adversely affects the ability of the indemnifying Party to defend against or mitigate the applicable Claim. The indemnifying Party will be entitled to assume control of the defense of any such Claim at its own cost and expense, provided, however, that the other Party will have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying Party nor the indemnified Party will settle or dispose of any Claim in any manner

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that would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which will not be unreasonably withheld or delayed. Each Party will cooperate with the other Party and its counsel in the course of the defense of any such Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

9.Intellectual Property

9.1Retention of Rights. Each Party will retain ownership of its Information and Intellectual Property Rights, including its Patents and any rights in its Shared Data and Regulatory Submissions, subject to the licenses and other rights set forth herein.

9.2Inventions.  Ownership will follow inventorship for any and all Information, improvements and inventions developed, created, conceived or reduced to practice by or on behalf of a Party in the performance of its obligations or the exercise of its rights under this Agreement during the term of this Agreement, including all Intellectual Property Rights thereto (collectively “Inventions”), with inventorship to be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).  For the avoidance of doubt, Inventions developed, created, conceived or reduced to practice solely by or on behalf of Atreca or any of its Affiliates will be solely owned by Atreca or its Affiliates.  Inventions developed, created, conceived or reduced to practice solely by or on behalf of the Gates MRI or any of its Affiliates will be solely owned by the Gates MRI or its Affiliates.  Inventions invented jointly by or on behalf of Atreca or any of its Affiliates on the one hand, and the Gates MRI or any of its Affiliates, on the other hand, will be jointly owned by both Parties (“Joint Inventions”).  If the Gates MRI has or acquires Control of any Patents on Inventions in countries outside of the Territory that are reasonably necessary or useful for the Development, Manufacture, or Commercialization of Licensed Products in the Licensed Field outside of the Territory (the “Additional Gates Patents”), the Gates MRI will promptly notify Atreca. The Gates MRI hereby grants Atreca [***]. Atreca may exercise its right to negotiate such license by notifying the Gates MRI in writing within [***] days from the date of such disclosure by the Gates MRI to Atreca (“Option Period”). If Atreca exercises its option during the Option Period, the Gates MRI and Atreca shall negotiate the terms of such license in good faith, on commercially reasonable terms, for a period of [***] days from the date such option is exercised (“Negotiation Period”). If Atreca and the Gates MRI fail to enter into such license agreement with respect to any specific Additional Gates Patent within the applicable Negotiation Period (including any extension thereof as the Parties may mutually agree), the Gates MRI shall have no further obligation to Atreca with respect to such Additional Gates Patent.

9.3Prosecution and Enforcement. Each Party will be responsible, at its own discretion and expense, for filing, maintaining, prosecuting, and defending its Intellectual Property Rights. Specifically, Atreca will be responsible for the filing, maintaining, prosecuting, and defending the Licensed Patents, provided that Atreca will provide the Gates MRI with a reasonable opportunity to comment upon any proposed Patent filings and prosecution strategies for the Licensed Patents in the Territory pertaining to the Licensed Products. Atreca will provide in a timely fashion (at least [***] weeks before submission) to the Gates MRI a draft version of all patent application filings and applicant responses to patent prosecution office actions, or other administrative proceedings that could substantively affect the scope of eventual patent rights, and consider any comments made by the Gates MRI in response thereof, in good faith. If Atreca decides at any time not to prosecute or maintain a Licensed Patent in any country in the Territory, Atreca will provide written notice of such decision to the Gates MRI, and the Gates MRI will have the right to assume the prosecution and maintenance of such Licensed Patent or take ownership of such Licensed Patent.

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9.4Further Assurances. Each Party will take all such further actions, and execute such documents and instruments, as may be necessary to convey to give effect to the intent of the Parties as expressed herein and to perfect, clarify, confirm, record, evidence, enforce, and defend the rights granted by such Party to the other Party under this Agreement.

10.Term and Termination

10.1Term of Agreement. This Agreement will be effective as of the Effective Date and will continue until the last to expire of the Licensed Patents, or twenty (20) years from the Effective Date if no Licensed Patent issues, unless earlier terminated in accordance with the terms herein.

10.2Termination for Breach or Bankruptcy. If either Party materially breaches any of its obligations under this Agreement, the non-breaching Party, at its option, will have the right to terminate this Agreement by written notice to the other Party, if (a) such other Party does not cure such breach within [***] days after being notified of such breach by the non-breaching Party or (b) such breach cannot be cured, and the breaching Party does not [***] of such breach. In addition, either Party may immediately terminate this Agreement by giving written notice to the other Party upon the filing by or with respect to the other Party of a petition in bankruptcy or insolvency under any laws of any jurisdiction, the rendering of any adjudication that the other Party is bankrupt or insolvent, the filing or making of any statement or admission that the other Party is unable to pay its debts as they generally become due or that it is insolvent, or the making of any assignment for the benefit of creditors or similar process.

10.3Additional Termination Rights. The Gates MRI may discontinue its activities hereunder and terminate this Agreement without cause at any time upon [***] written notice to Atreca.

10.4Effect of Termination. Upon any termination or expiration of this Agreement, except as otherwise expressly set forth herein, (a) any and all rights and obligations of the Parties under this Agreement will terminate, except for any obligations and liability accrued prior to termination or expiration and (b) each Party will return or destroy, at the other Party’s option (communicated in writing, where email is sufficient), all Confidential Information of the other Party in its possession, except as set forth in Section 6.2. Upon termination of this Agreement by Atreca for the Gates MRI’s breach or bankruptcy in accordance with Section 10.2, or the Gates MRI’s termination of this Agreement in accordance with Section 10.3, the license granted by Atreca to the Gates MRI pursuant to Section 2 (and the corresponding covenant set forth in Section 2.4 and license granted by Atreca to the Gates MRI pursuant to Section 4.3(a)) will immediately terminate. Upon termination of this Agreement by the Gates MRI for Atreca’s breach or bankruptcy in accordance with Section 10.2, the license granted by the Gates MRI to Atreca pursuant to Section 4.3(b), and Atreca’s right to request a CMC Technology Transfer pursuant to Section 4.3(c) will immediately terminate.

10.5Survival. The provisions of the following Sections will survive the termination or expiration of this Agreement for any reason: Sections 1, 5 (for any amounts owed but unpaid as of the termination or expiration of this Agreement), 6, 8, 9.1, 9.2, 9.4, 10.4, 10.5, 11 and 13. In addition, Sections 2 and 4.3(a)-4.3(c) (including Atreca’s Commercial License and the right to request a CMC Technology Transfer, subject to Sections 5.2 through 5.6) will survive except as set forth in Section 10.4.

11.Limitation of Liability

EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8 OR LIABILITY ARISING FROM BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY KIND, OR ANY

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LOST PROFITS OR LOSS OF BUSINESS, ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.

12.Insurance

Each Party, at its sole cost and expense, will maintain during the term of this Agreement adequate insurance, with reputable and financially secure insurance carriers, for its activities hereunder. Such insurance coverage, however, will not limit such Party’s liability under this Agreement.

13.General

13.1Notices. Unless otherwise specifically stated in this Agreement, all notices required hereunder will be in writing and will be sent by an internationally-recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, subject to confirmation via internationally-recognized courier service, and will be addressed to the Parties at their addresses set forth on the first page of this Agreement or to such other addresses as may be furnished by written notice in the manner set forth herein. Notices may be sent via e-mail (with return receipt requested) to the applicable Party. Notices will be deemed to have been served when delivered or, if delivery is not performed as a result of the addressee’s fault, when tendered.

13.2Relationship of the Parties. This Agreement will not be construed as creating an agency, partnership, joint venture, or any other form of legal association between the Parties other than as expressly set forth herein. No Party will have any right or authority to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

13.3Assignment. Neither Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any purported assignment without such consent will be void. However, a Party may, in its sole discretion and without any obligation to obtain the consent of the other Party, assign this Agreement, in whole or in part, to an Affiliate of such Party (or, in the case of the Gates MRI, to an Affiliate of the Foundation organized for a charitable purpose or to a collaboration partner). The assigning Party will not be relieved of its obligations under this Agreement but will be jointly and severally liable with the assignee. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

13.4Publicity.  Within [***] after the Effective Date, Atreca shall have the right to issue a press release, a copy of which has been approved by the Gates MRI as of the Effective Date. Any other press releases or other public announcements regarding this Agreement must be approved in writing by each Party (where e-mail is sufficient) and the Party receiving such a request will have a reasonable amount of time to review and respond. Each Party may use the name and logo of the other Party for applicable regulatory filings and, only with the prior written approval of the other Party, for collaboration identification on its website and reuse or incorporation of approved press releases. Except for publication of the mutually agreed press release, neither Party will use the name or logo of the other Party or its Affiliates in any other public or promotional materials (including printed materials, email signatures, business cards, client lists, letterhead and the like) without the prior written consent of the other Party (where e-mail is sufficient).

13.5Compliance With Laws. Each Party will comply with all laws, regulations and governmental requirements applicable to the exercise of its rights and performance of its obligations under this Agreement, including all applicable anti-corruption laws. Neither Party will offer or provide a financial or other advantage, directly or indirectly, to any person or entity with the intention of improperly influencing

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any act or decision relating to this Agreement, including by assisting any person or entity to secure an improper advantage.

13.6Debarment. Each Party warrants that, in performing this Agreement, neither it nor any person or entity providing services to that Party in furtherance of this Agreement (including their respective officers, directors, partners, employees and agents) are or have been (a) debarred or suspended pursuant to 21 U.S.C. § 335a or under investigation by the FDA or another relevant regulatory authority for debarment, (b) disqualified or deemed ineligible pursuant to 21 U.S.C. Parts 312, 511, or 812, or otherwise, in whole or in part, restricted, disqualified, or subject to an assurance by the FDA, or (c) subject to pending or threatened action, suit, demand, claim, hearing, proceeding, notice, or investigation related to or that may reasonably result in an enforcement action.

13.7Political Activity and Advocacy. Atreca may not engage in activities that are related to this Agreement to: (a) influence the outcome of any election for public office, or (b) support lobbying or other attempts to influence legislation, unless such activities are consistent with the private foundation lobbying rules under U.S. tax law and generally described in the Foundation’s advocacy guidelines, currently available at https://docs.gatesfoundation.org/documents/advocacy-guidelines.pdf, which may be modified from time to time. In performing services or conducting any other activities under, or related to, this Agreement, Atreca will (i) work closely with the Gates MRI to ensure that any communications with government officials regarding potential legislation or legislative proposals, as well as public statements including “calls to action,” are consistent with the rules governing direct and grassroots lobbying activity, and (ii) comply with all lobbying, gift, and ethics requirements. These restrictions apply globally.

13.8Force Majeure. Neither Party will be liable to the other Party for any failure or delay in performance caused by an event that is beyond such Party’s reasonable control, including an act of God, act of the other Party, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster, or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid or inapplicable.

13.9Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the state of Delaware without regard to conflicts of laws provisions thereof. Any disputes arising hereunder will be resolved exclusively in Delaware state courts and United States federal courts located in Delaware.

13.10Remedies Cumulative. Unless expressly set forth herein to the contrary, a Party’s election of any remedies provided for in this Agreement will not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies will be deemed to be cumulative.

13.11No Waiver. No failure or delay by a Party in exercising any right, power, or remedy under this Agreement will operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement will be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

13.12Amendments. No amendment to or modification of this Agreement will be binding on a Party unless such amendment or modification is agreed to in writing and signed by a duly authorized representative of such Party.

13.13Severability. In the event that any provision of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such provision (or part thereof) will be enforced to the extent possible, consistent with the stated intention of the Parties, or, if incapable of such enforcement, will be deemed to be deleted from this Agreement, while the

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remainder of this Agreement will continue in full force and remain in effect according to its terms and conditions.

13.14No Third Party Beneficiaries. Except as otherwise expressly set forth herein, no provisions of this Agreement are intended or will be construed to confer upon or give to any person or entity other than the specific parties hereto any rights, remedies, or other benefits under or by reason of this Agreement.

13.15Rights in Bankruptcy. Each Party agrees, on behalf of itself and its Affiliates, that the other Party will retain and may fully exercise all rights and licenses granted by such Party to the other Party under this Agreement in any future bankruptcy or insolvency proceeding involving such Party or any of its Affiliates, whether as licensees of intellectual property under the U.S. Bankruptcy Code or similar laws of other countries, applicable non-bankruptcy law, or otherwise. Without limiting the foregoing, each Party acknowledges and agrees, on behalf of itself and its Affiliates, that (a) neither this Agreement nor any of the rights and licenses under this Agreement is vulnerable to rejection as an executory contract under Section 365 of the U.S. Bankruptcy Code or similar laws of other countries; (b) if a court of competent jurisdiction nonetheless allows the rejection of this Agreement under Section 365 of the U.S. Bankruptcy Code or similar laws of other countries, such rejection will not result in termination of any of the rights and licenses granted to the other Party under this Agreement; and (c) if a court of competent jurisdiction nonetheless allows the rejection of this Agreement and termination of any of the rights and licenses under this Agreement, such rights and licenses will be treated as licenses of “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code or similar laws of other countries and, accordingly, the other Party and its sublicensees and contractors will retain and may fully exercise all rights and elections under the U.S. Bankruptcy Code or similar laws of other countries with respect to the rights and licenses under this Agreement. Neither Party nor any of its Affiliates may (and such Party, on behalf of itself and its Affiliates, hereby irrevocably waives any right to) object to or challenge any assertion of and reliance on the matters described in this Section 13.15 by the other Party, its Affiliates or its sublicensees or contractors.

13.16Construction. This Agreement will be deemed to have been drafted by both Parties and, in the event of a dispute, neither Party will be entitled to claim that any provision should be construed against the other Party by reason of the fact that it was drafted by the other Party. For purposes of this Agreement, (a) the terms “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) the term “including” is not limited and means “including without limitation.” The section headings used in this Agreement are intended for reference and will not by themselves determine the construction or interpretation of this Agreement or any portion hereof.

13.17Entire Agreement. The terms set forth in the “Background” section on the first page of this Agreement, including all defined terms referenced therein, are incorporated into and made a part of this Agreement. This Agreement, including all Schedules hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the Parties, both oral and written, regarding such subject matter. Notwithstanding the foregoing, nothing in this Agreement supersedes any terms of, or limits any rights of either Party or its Affiliates under, the Existing Agreements.

13.18Execution of Agreement; Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, will constitute effective execution and delivery of such instruments as to the Parties and may be

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used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email in PDF, or similar format, will be deemed to be their original signatures for all purposes.

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Accepted and agreed to by:

Bill & Melinda Gates Medical Research Institute	Atreca, Inc.

By: /s/ Emilio Emini	By: /s/ John A. Orwin

Name: Emilio Emini	Name: John A. Orwin

Title: Chief Executive Officer	Title: President & CEO

Date: October 18, 2021	Date: October 18, 2021

[Signature page to Collaboration and License Agreement]

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Schedule 1

United States Provisional Patent Application Serial No. [***], filed [***]

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Schedule 2

[***]

Schedule 3

[***]

[***]